UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 8, 2011

Date of Report (Date of

earliest event reported)

Poniard Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-16614	91-1261311
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

750 Battery Street, Suite 330, San Francisco, California		94111
(Address of principal executive offices)		(Zip Code)

(650) 583-3774

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The reconvened 2011 annual meeting of shareholders of the Company was held on July 8, 2011, for the purpose of considering an amendment of the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the Company’s outstanding common stock at an exchange ratio of between 1-for-15 and 1-for-25, as determined by the Company’s Board of Directors (the “Reverse Stock Split Proposal”), or in the alternative, to approve a proposal to adjourn the reconvened meeting (the “Adjournment Proposal”) to solicit additional proxies to vote in favor of the Reverse Stock Split Proposal. By the vote set forth below, the shareholders approved the Adjournment Proposal, with the reconvened meeting to be held at 9AM, Pacific Time, on Friday, July 22, 2011, at the Company’s executive offices, 750 Battery Street, Suite 330, San Francisco, CA 94111.

Vote of the shareholders on the proposal to adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies to approve the Reverse Stock Split Proposal:

For	Against	Abstain	Broker Non-Votes
41,109,589	3,634,084	384,491	13,989,950

Section 8 – Other Events

Item 8.01.	Other Events.

On July 11, 2011, the Company issued a press release announcing that, on July 8, 2011, its annual meeting of shareholders has adjourned to 9:00 a.m., Pacific Time, on July 22, 2011, to solicit additional proxies to approve the Reverse Stock Split Proposal (as defined above). The affirmative vote of a majority of the Company’s common stock is required to approve the Reverse Stock Split Proposal. Approximately 50.7% of the shares entitled to vote have returned proxies to date, with approximately 91.3% of such shares being voted “FOR” the Reverse Stock Split Proposal. Approximately 49.3% percent of the shares entitled to vote on the Reverse Stock Split Proposal have not yet voted. The reconvened meeting to consider the Reverse Stock Split Proposal will be held at 9AM, Pacific Time, on Friday, July 22, 2011, at the Company’s executive offices, 750 Battery Street, Suite 330, San Francisco, CA 94111. See press release attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press release dated July 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poniard Pharmaceuticals, Inc.

Dated: July 12, 2011	By:	/s/ Michael K. Jackson
Name: Michael K, Jackson Title: Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 11, 2011